Exhibit 10.2

[*]: THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

ADDENDUM NO. 5

TO THE SHIPBUILDING CONTRACT

HULL NO. [*]

DATED 14 SEPTEMBER 2012

between

MEYER WERFT GMBH & CO. KG, a company organised and existing under the laws of Germany, and having its principal office at Industriegebiet Süd, D-26871 Papenburg, Germany (the "Builder"); and

BREAKAWAY FOUR, LTD., a company incorporated in Bermuda and having its registered office at Cumberland House, 9th Floor, 1 Victoria Street, Hamilton HM11, Bermuda (the "Buyer"); and

NCL CORPORATION LTD., a company incorporated in Bermuda having its registered office at Cumberland House, 9th Floor, 1 Victoria Street, Hamilton HM11, Bermuda ("NCLC").

Whereas, by a Shipbuilding Contract dated 14 September 2012 in relation to Hull No. [*] – as amended – made between the Builder, the Buyer and NCLC (the "Contract"), the Builder agreed to design, build, complete and sell to the Buyer a passenger cruise ship and the Buyer agreed to purchase and accept delivery of the same, all in accordance with the terms and conditions of the Contract.

Whereas, the Buyer has requested the Builder to adjust the Ship extensively for the [*] market although the Ship is already in an advanced stage of design and construction (hereinafter referred to as the “[*] Changes”). For that reason a core team with specialists from technical design and construction departments was established to develop a complete new process and a procedure to implement such extensive changes as far as reasonably practicable at such a late stage of design and construction.

Whereas, the parties have agreed that the [*] Changes shall be conducted and documented – in addition to this addendum – by way of an agreement on modification (named as the “[*] Changes AOM), which describes the scope of modifications in detail and the impact on the Contract, Specification, including Appendices and Plans.

Now, therefore, in consideration of the premises, and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

1.	The general arrangement plan which is currently agreed by the parties within the Contract and hence does currently form a part of the Contract shall be replaced as follows:

The general arrangement plan [*] (as amended) shall be and is hereby entirely replaced by the general arrangement plan [*] Changes Milestone C1, Alteration L, and dated March 07, 2016

2.	Article 1 Clause 2 “Description of the Ship” shall be and is hereby amended as follows:

(ii) Deadweight

The guaranteed deadweight at a mean moulded draft of [*] metres will be [*] metric tons in seawater of 1.025 t/m3 density (and under the conditions further described in section G.2.3 of the Specification). The deadweight is the difference between the loaded displacement and the contractual lightweight. The contractual lightweight is the weight of the Ship clean, empty, equipped ready for sea in accordance with section G.8.3 of the Specification and adjusted by any weight (and related ballast) added or subtracted by reason of any agreements on modification made at any time under Article 3 of this Contract.

(iii) Passenger Cabins:

Penthouse Suite: [*]

Courtyard Suite 1: [*]

Courtyard Suite 2: [*]

Courtyard Suite 2 ADA: [*]

Corner Suite: [*]

Junior Suite: [*]

Family Deluxe Suite: [*]

Family Deluxe Suite ADA: [*]

Family Cabin Large Type 01: [*]

Family Cabin Large Type 02: [*]

Concierge Family Cabin Large Type 01: [*]

Concierge Family Cabin Large Type 02: [*]

Concierge Suite Small: [*]

Concierge Suite Large A: [*]

Concierge Suite Large B: [*]

Concierge Suite B: [*]

Mini Suite: [*]

Mini Suite ADA: [*]

Balcony Cabin: [*]

Balcony Cabin ADA: [*]

Ocean View Cabins Transversal: [*]

Ocean View Cabins Longitudinal: [*]

Ocean View Cabins Longitudinal Family: [*]

Ocean View Cabins ADA: [*]

Family cabin: [*]

Family cabin ADA: [*]

Inside Cabin: [*]

Inside Cabin ADA: [*]

(iv) Crew Cabins:

Captain class cabins: [*]

Senior officer cabins: [*]

Officer outside cabins: [*]

Officer inside cabins: [*]

Senior Crew single cabins: [*]

Senior Crew double cabins: [*]

Crew single cabins: [*]

Crew single shared cabins: [*]

Crew double cabins A: [*]

Crew double cabins B: [*]

Crew entertainer cabins: [*]

(v) Life saving equipment:

The number of person on board for the purposes of long international voyages: [*].

(vii) Speed:

The trial speed of the Ship at a mean moulded draft of [*] metres shall be at least [*] knots under the conditions specified in Section G.2.5 of the Specification.

Article 2, Clause 2:

The time period for the approval of those documents and drawings which will to any extent be revised or even newly issued in each case as a consequence of the [*] Changes (the “[*] Changes Plans”) and which are to be approved by or on behalf of the Buyer under and in accordance with this Contract including without limitation Article 2 Clause 2.6 of the Contract, is hereby reduced from fifteen (15) working days to ten (10) working days and the Builder will deliver an indicative pre-alert list of the drawings to the Buyer the week before. Any [*] Changes Plans which are sufficient for the Buyer’s review under and in accordance with Article 2 Clause 2.4 of the Contract and which the Buyer fails to return to the Builder within the above mentioned period of (10) working days shall without any further notice being required by the Builder be deemed to have been automatically approved by the Buyer in their entirety.

3.	Article 2, Clause 4:

The milestones programme which is currently agreed by the parties within the Contract and hence does currently form part of the Contract as Appendix 8 to the Specification (“Milestones”), shall be replaced as follows:

The milestone plan revision 4 is hereby replaced by the milestone plan revision 5, dated January 12, 2016.

4.	Article 3, Clause 1:

For the avoidance of doubt, the [*] Changes AOM shall be dealt with under and in accordance with Article 3 of the Contract and hence e.g. adjustments to or amendments of any relevant provisions of this Contract, the Plans or the Specification, which are directly, necessarily and reasonably occasioned by such modifications will be accepted accordingly. The price of the [*] Changes, which have been agreed between the Buyer and the Builder but which still need to be documented in the [*] Changes AOM, is EUR [*] (in words: Euro [*]) and shall be payable by the Buyer to the Builder with the balance of the Contract Price on delivery of the Ship. For the avoidance of doubt, the afore-mentioned price for the [*] Changes does not include any other AOM agreed under and in accordance with the Contract so that accordingly also for any such other AOM the price(s) shall - if not agreed otherwise like for the [*] AOM - be paid with the balance of the Contract Price on delivery of the Ship.

5.	Article 6, Clause 2.2:

The guaranteed trial speed ("GTS") of the Ship at a mean moulded draft of [*] metres ([*] metres and [*]) shall be [*] knots and shall be demonstrated by the Builder during the sea trials tests under the conditions described in section G.2.5 of the Specification. If at any time the Builder anticipates that, or if the sea trials tests demonstrate that, there will be a deficiency in the GTS the Builder shall promptly develop and provide the Buyer with a proposal to remedy the deficiency at the Builder's cost.

6.	Article 6, Clause 2.6:

The guaranteed deadweight capacity of the Ship shall be [*] metric tons under the conditions defined in sections G.2.3 and G.2.4 of the Specification and shall be demonstrated by the Builder in the specified deadweight capacity test.

7.	Article 6, Clause 2.7:

If the Builder fails to remedy any deficiency in the Ship's deadweight capacity before delivery, the Builder shall have no liability to the Buyer if the actual deadweight capacity of the Ship, as determined in accordance with the Specification, is less than [*] below the guaranteed deadweight capacity, but the Contract Price for the Ship shall be reduced by way of liquidated damages by the sum of [*] for each full metric ton of such deficiency being more than [*] up to a maximum deficiency of [*] at a draft of not more than [*] on even keel with fractions of each metric ton being calculated in proportion provided that if the actual deadweight deficiency at a mean moulded draft of not more than [*] even keel is more than [*], the Buyer may, at its option, either accept the Ship at a reduction in the Contract Price of [*] for such Defect or reject the Ship and terminate this Contract pursuant to Clause 2 in Article 9.

8.	Article 6, Clause 2.14:

The Buyer and the Builder agree that Article 6, Clauses 2.14 to 2.18 shall not apply in the event of a delay in the delivery of the Ship by the Delivery Date (as amended in paragraph 9 below) if such delay is caused by the inability of the Builder to complete the [*] Changes in accordance with the Contract by the Delivery Date, and that in the event of any such delay the following provisions shall apply in place of Article 6, Clauses 2.14 to 2.18:

"The Builder: acknowledges that the Buyer intends to arrange for the Ship's maiden cruise with fare paying passengers to be held directly following the end of the Rectification Period; acknowledges that it is imperative for the Ship to be ready at the time, and in the condition, provided for in this Contract so as to enable the Buyer to fulfill its commitments in relation to the Ship's maiden cruise; agrees to take all reasonable measures to assist the Buyer to fulfill its commitments in relation to the Ship's maiden cruise; acknowledges that if the Outstanding Works (as defined in paragraph 10 below) have not been completed in accordance with this Contract by the end of the Rectification Period, the Buyer will suffer loss and damage (including reputational damage) in amounts which are extremely difficult to quantify in advance; and agrees that the per day sums set out below represent a genuine and reasonable pre-estimate of the Buyer's loss and damage for each day of delay in completion of the Outstanding Works in accordance with this Contract beyond the end of the Rectification Period.

If completion of the Outstanding Works in accordance with this Contract is delayed beyond the end of the Rectification Period, then subject to a grace period which will expire at midnight in Papenburg on the [*], the Builder shall pay liquidated damages for each calendar day (or pro-rata for each part of a calendar day) of delay, calculated as follows: (a) for the first [*] of delay, counting from midnight Papenburg on the [*], the liquidated damages for delay shall be calculated at the rate of [*] per day; and thereafter, until actual completion of the Outstanding Works in accordance with this Contract, the liquidated damages for delay shall be calculated at the rate of [*].

Payment of the liquidated damages referred to above shall be made by the Builder to the Buyer as follows. The Builder's first payment shall be made on the earlier of (a) the [*] after completion of the Outstanding Works in accordance with this Contract have been delayed beyond the last day of the Rectification Period and (b) the date on which completion of the Outstanding Works in accordance with this Contract actually occurs. Thereafter the payments shall be made every [*] commencing on the [*] after the end of the [*] period mentioned above, and continuing on the last day of each succeeding [*] period thereafter until the day on which completion of the Outstanding Works in accordance with this Contract actually occurs."

Provided however, the maximum liquidated damages payable by the Builder to the Buyer for delay in delivery resulting from the [*] Changes shall be limited to a total maximum amount of [*].

9.	Article 7, Clause 1.1:

The Delivery Date of the Ship shall now be [*] instead of [*]. The Buyer herewith agrees and acknowledges that due to the late request for the [*] Changes - and their corresponding late implementation into the Ship - the Ship might not be fit for purpose at the Delivery Date as currently provided for in the Contract. However, the Builder and the Buyer (i) will jointly take all reasonable efforts to make to Ship fit for purpose at the Delivery Date and (ii) expect at the date of this addendum in consideration of the amendments to the Contract contemplated herein that this common goal is achievable. In case the Ship contrary to the above expectations might have one or more Defects relating to the [*] Changes which: do not entitle the Buyer to reject the Ship under any of the provisions of Article 6, Clause 2.3, Clause 2.5 or Clause 2.7; do not and will not render the Ship unseaworthy or otherwise prevent the Buyer from safely conveying Ship to China; do not prevent the Buyer from registering the Ship under the flag and laws of the Flag State; do not prevent the Buyer from drawing any tranche of the loan by which the Buyer intends to finance its purchase of the Ship; do not and will not prevent the Buyer from insuring the ship in accordance with its usual policies and standards and do not qualify as minor and insignificant Defects under and in accordance with Article 7 Clause 1.6 of the Contract, including without limitation not receiving the passenger vessel safety certificate in time and/or receiving one or more conditions of class and/or other restrictions of other authorities (collectively, "Acceptable Defects") the Buyer herewith unconditionally and irrevocably waives all its present or future rights a) not to take delivery of the Ship at the Delivery Date by reason of any Acceptable Defects and b) to be paid liquidated damages for delay in delivery, including without limitation Article 6 Clause 2.15 of the Contract, because requirements of the Contract, including without limitation the requirements set forth in Article 7 Clauses 1.1 (i) to (iv) of the Contract are not fulfilled or partially not fulfilled.

10.	Both a) any and all works which are not entirely completed under and in accordance with the Contract at the Delivery Date and which are within the foregoing definition of Acceptable Defects and b) any and all minor and insignificant Defects existing at the Delivery Date (together the “Outstanding Works) shall be completed by or on behalf of the Builder and in close cooperation with and support by the Buyer within [*] counting from the day after the day the Ship was actually delivered (hereinafter referred to as the “Rectification Period”). For the avoidance of doubt despite the Outstanding Works described above the delivery of the Ship shall take place at the Delivery Date, including without limitation the payment of the balance of the Contract Price.

11.	After the Ship’s actual delivery to the Buyer and within the Rectification Period the Buyer shall at its own risk, cost and expense convey the Ship to its first port of call in China. Without the prior written consent of the Builder, the Buyer shall during the Rectification Period not be entitled to have persons on board the Ship other than the Buyers’ and Builders’ personnel and subcontractors and suppliers required for completing the Outstanding Works. During such conveyance and on-site on the first port of call in China or an alternative location in each case to be agreed upon between the Buyer and the Builder, the Buyer shall at its own cost and expense provide the Builder and the Builder’s subcontractors and suppliers appropriate board and lodging onboard the Ship in each case in order to enable them to carry out the Outstanding Works in an appropriate manner. It is acknowledged and agreed that the completion of the Outstanding Works can only be performed on the basis of a proper coordination and cooperation between the parties hereto.

12.	The Builder agrees that the Guarantee Period in respect of Acceptable Defects in the Ship at delivery shall be deemed to commence upon completion of their rectification in accordance with the Shipbuilding Contract and not on the date of delivery of the Ship.

13.	With regard to any works that may be required to be performed by or on behalf of the Builder on the Ship after the delivery of the Ship (including without limitation the Outstanding Works, guarantee works, voluntary works on a goodwill basis or any other basis), the Buyer and the Builder shall discuss in good faith, but without any obligation or commitment on the part of the Buyer, subsequent to the date of this addendum but in any event with sufficient lead time prior to delivery of the Ship, the possibility of naming the Builder as co-assured under the Buyer’s hull & machinery insurance and as a protective co-assured under the Buyer’s protection & indemnity insurance and including in each case a waiver of subrogation towards the Builder (the “Buyer’s Insurances”), the amount of deductable for which the Builder would be responsible in the event of a loss to which such waiver of subrogation would apply under such coverage, and increased premiums and other costs, if any, which would be payable by the Builder. If the Buyer will not be able to include the Builder under the Buyer’s Insurances as aforesaid, the Builder shall be entitled to charge the Buyer with any additional insurance costs the Builder incurs due to coverage of works to be performed after the delivery of the Ship as evidenced by the Builder to the Buyer as such costs are currently not included in the price for the [*] Changes AOM.

14.	This Addendum No. 5 will be treated as having been signed by the parties hereto at the time and on the date when each party has signed and initialled a complete, legible and identical counterpart of this Addendum No. 5 and exchanged the same by e-mail or fax with the other parties. Thereafter for record purposes only three identical original counterparts of this Addendum No. 5 shall be signed and initialled by each of the parties after which one original counterpart will be retained by the Builder, one will be retained by the Buyer and the other will be retained by NCLC.

15.	Words and expressions defined in the Contract shall have the same meanings when used herein.

16.	Except as set forth in this Addendum No. 5, the Contract shall remain unchanged and this Addendum No. 5 shall be treated as an integral part of the Contract.

IN WITNESS WHEREOF, the Builder, the Buyer and NCLC have duly executed this Addendum No. 5.

/s/ Bernard Meyer
For and on behalf of MEYER WERFT GmbH & Co. KG
16 March 2016

/s/Frank J. Del Rio
For and on behalf of Breakaway Four, Ltd.
16 March 2016

/s/Frank J. Del Rio
For and on behalf of NCL Corporation Ltd.
16 March 2016

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